Exhibit 99.1

FOR IMMEDIATE RELEASE
POOL CORPORATION REPORTS FIRST QUARTER RESULTS

Highlights

•Net sales of $1.1 billion exceeded $1.0 billion in the first quarter for the fourth consecutive year
•Operating income of $108.7 million with a solid operating margin of 9.7%
•Net cash provided by operations improved 41% to a Q1 record $145.4 million
•Q1 2024 diluted EPS of $2.04 or $1.85 without tax benefits
•Updates annual earnings guidance range to $13.19 to $14.19 per diluted share to reflect additional tax benefits
______________________

COVINGTON, LA. (April 25, 2024) – Pool Corporation (Nasdaq/GSM:POOL) today reported results for the first quarter of 2024.
“For the fourth consecutive year, we exceeded $1.0 billion of net sales in the first quarter despite headwinds that included challenges from current macroeconomic conditions and mixed weather. We also posted strong cash flows from operations of $145.4 million, a 41% improvement from last year, and added four additional locations to our expansive sales center network. Our team is energized for the swimming pool season ahead and we remain focused on our strategic goals, including organic growth of our sales center network and investments that provide our customers with convenient access to our broad assortment of products and tools to help them grow. With the introduction of new offerings from our Pool360 digital ecosystem, our customers are positioned with more capabilities for a successful year,” commented Peter D. Arvan, president and CEO.

First quarter ended March 31, 2024 compared to the first quarter ended March 31, 2023
Net sales decreased 7% in the first quarter of 2024 to $1.1 billion compared to $1.2 billion in the first quarter of 2023 following significant growth in 2021 and 2022. Base business results approximated consolidated results for the period. Maintenance activities were stable during the quarter, indicating steady demand for non-discretionary products, while pool construction and discretionary activities were weaker. Inflationary product cost increases moderated and net sales benefited approximately 2% compared to a benefit of 4% to 5% in the first quarter of 2023.
Gross profit decreased 8% to $338.6 million in the first quarter of 2024 from $369.8 million in the same period of 2023. Gross margin decreased 40 basis points to 30.2% in the first quarter of 2024 compared to 30.6% in the first quarter of 2023. In the first quarter of 2024, our gross margin was impacted by the following factors.
•Gross margin in the first quarter of 2024 included a benefit of $12.6 million, or 110 basis points, related to a reduction of estimated import taxes previously recorded in the fourth quarter of 2022.
•Gross margin benefited from ongoing supply chain management initiatives.
•We realized a higher cost of product in the first quarter of 2024 compared to the first quarter of 2023. In 2023, we started the year carrying a large amount of lower cost strategically-purchased inventory and successfully reduced this excess inventory to normalized levels by the end of the 2023 season. The lower-cost inventory was more impactful on gross margin in the first quarter of 2023 when a higher portion was sold relative to the full year.
•Changes in product mix weighed on our gross margin; we expect this mix to shift as sales of higher margin products increase as the season progresses.
•Greater customer preseason early buys during the quarter compared to last year and a higher concentration of sales to larger customers negatively impacted our margin.
Selling and administrative expenses (operating expenses) increased 3% to $229.8 million in the first quarter of 2024 compared to $224.0 million in the first quarter of 2023. While we managed variable costs in line with lower sales volumes, expense growth drivers included rent and facility costs, inflationary wage increases, insurance costs, technology initiatives and investments in greenfield locations. As a percentage of net sales, operating expenses increased to 20.5% in the first quarter of 2024 compared to 18.6% in the same period of 2023.
Operating income in the first quarter of 2024 decreased 25% to $108.7 million from $145.8 million in 2023. Operating margin was 9.7% in the first quarter of 2024 compared to 12.1% in the first quarter of 2023.
Interest and other non-operating expenses, net for the first quarter of 2024 decreased $2.4 million compared to the first quarter of 2023, primarily due to a decrease in average debt between periods.
We recorded a $7.4 million tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in the quarter ended March 31, 2024, compared to a tax benefit of $4.8 million realized in the same period of 2023. This resulted in a $0.19 per diluted share tax benefit in the first quarter of 2024 compared to a $0.12 per diluted share tax benefit realized in the same period of 2023.
Net income decreased 22% to $78.9 million in the first quarter of 2024 compared to $101.7 million in the first quarter of 2023. Earnings per diluted share decreased 21% to $2.04 in the first quarter of 2024 compared to $2.58 in the same period of 2023. Without the impact from ASU 2016-09 in both periods, earnings per diluted share decreased 25% to $1.85 compared to $2.46 in the first quarter of 2023.
Balance Sheet and Liquidity
Total net receivables, including pledged receivables, trended in line with net sales activity at March 31, 2024 compared to March 31, 2023. We reduced our inventory levels compared to March 31, 2023 by $189.7 million, or 11%, to $1.5 billion, consistent with the trends stemming from our inventory management efforts executed over the 2023 swimming pool season following strategic buys in prior years. Total debt outstanding was $979.2 million at March 31, 2024, down $386.6 million from March 31, 2023.

Net cash provided by operations improved to a record $145.4 million in the first three months of 2024 compared to $103.2 million in the first three months of 2023, primarily driven by positive changes in working capital, partially offset by lower net income. Adjusted EBITDA decreased 22% to $124.6 million for the three months ended March 31, 2024 compared to $160.3 million last year.
Outlook
“We are updating our annual earnings guidance range to $13.19 to $14.19 per diluted share to reflect the impact of year- to-date tax benefits of $0.19. As we enter the swimming pool season, we expect sales and gross margin trends to improve with a return to seasonal buying patterns. Further, we are encouraged by the stability of our maintenance business and are confident that we are holding onto market share gains from the past few years. Through this period of stabilization for the outdoor living industry, we remain confident in the growth opportunities available through continuous improved execution, strategic product and software additions, targeted expansion and selected acquisitions. With our talented team’s support, we are committed to maintaining our position as the industry leader and providing comprehensive support to our customers through our extensive sales center network and robust capital resources,” said Arvan.
Non-GAAP Financial Measures
This press release contains certain non-GAAP measures (adjusted EBITDA and adjusted diluted EPS). See the addendum to this release for definitions of our non-GAAP measures and reconciliations of our non-GAAP measures to GAAP measures.
About Pool Corporation
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates 442 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.

Forward-Looking Statements
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should,” “will,” “may,” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; our ability to maintain favorable relationships with suppliers and manufacturers; the extent to which home-centric trends will continue to moderate or reverse; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; changes in the regulatory environment; new or additional taxes, duties or tariffs; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2023 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP's subsequent filings with the SEC.

Investor Relations Contacts:

Kristin S. Byars
985.801.5153
kristin.byars@poolcorp.com

Curtis J. Scheel
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2024	2023
Net sales	$1,120,810	$1,206,774
Cost of sales	782,250	837,019
Gross profit	338,560	369,755
Percent	30.2%	30.6%

Selling and administrative expenses	229,840	223,984
Operating income	108,720	145,771
Percent	9.7%	12.1%

Interest and other non-operating expenses, net	13,419	15,835
Income before income taxes and equity in earnings	95,301	129,936
Provision for income taxes	16,473	28,273
Equity in earnings of unconsolidated investments, net	57	36
Net income	$78,885	$101,699

Earnings per share attributable to common stockholders: (1)
Basic	$2.05	$2.60
Diluted	$2.04	$2.58
Weighted average common shares outstanding:
Basic	38,205	38,877
Diluted	38,467	39,189

Cash dividends declared per common share	$1.10	$1.00

(1)    Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $78.5 million and $101.2 million for the three months ended March 31, 2024 and March 31, 2023, respectively. Participating securities excluded from weighted average common shares outstanding were 205,000 and 213,000 for the three months ended March 31, 2024 and March 31, 2023, respectively.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	March 31,	Change
	2024	2023	$	%

Assets
Current assets:
Cash and cash equivalents	$67,974	$26,470	$41,504	157%
Receivables, net (1)	150,240	163,048	(12,808)	(8)
Receivables pledged under receivables facility	376,935	401,123	(24,188)	(6)
Product inventories, net (2)	1,496,947	1,686,683	(189,736)	(11)
Prepaid expenses and other current assets	44,521	27,875	16,646	60
Total current assets	2,136,617	2,305,199	(168,582)	(7)

Property and equipment, net	230,423	200,997	29,426	15
Goodwill	699,424	693,242	6,182	1
Other intangible assets, net	296,494	303,753	(7,259)	(2)
Equity interest investments	1,350	1,206	144	12
Operating lease assets	308,593	274,428	34,165	12
Other assets	85,926	84,004	1,922	2
Total assets	$3,758,827	$3,862,829	$(104,002)	(3)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$907,806	$739,749	$168,057	23%
Accrued expenses and other current liabilities	99,557	126,093	(26,536)	(21)
Short-term borrowings and current portion of long-term debt	36,655	33,080	3,575	11
Current operating lease liabilities	92,162	78,498	13,664	17
Total current liabilities	1,136,180	977,420	158,760	16

Deferred income taxes	68,904	57,868	11,036	19
Long-term debt, net	942,522	1,332,670	(390,148)	(29)
Other long-term liabilities	42,807	37,623	5,184	14
Non-current operating lease liabilities	222,730	200,498	22,232	11
Total liabilities	2,413,143	2,606,079	(192,936)	(7)
Total stockholders’ equity	1,345,684	1,256,750	88,934	7
Total liabilities and stockholders’ equity	$3,758,827	$3,862,829	$(104,002)	(3)%

(1)The allowance for doubtful accounts was $9.3 million at March 31, 2024 and $9.0 million at March 31, 2023.
(2)The inventory reserve was $24.2 million at March 31, 2024 and $24.5 million at March 31, 2023.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2024	2023	Change
Operating activities
Net income	$78,885	$101,699	$(22,814)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,661	7,632	1,029
Amortization	2,088	2,135	(47)
Share-based compensation	5,328	4,923	405
Equity in earnings of unconsolidated investments, net	(57)	(36)	(21)
Other	(853)	2,732	(3,585)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(181,705)	(211,015)	29,310
Product inventories	(133,249)	(96,011)	(37,238)
Prepaid expenses and other assets	15,741	(5,786)	21,527
Accounts payable	401,384	332,800	68,584
Accrued expenses and other liabilities	(50,781)	(35,870)	(14,911)
Net cash provided by operating activities	145,442	103,203	42,239

Investing activities
Acquisition of businesses, net of cash acquired	(1,348)	(1,760)	412
Purchases of property and equipment, net of sale proceeds	(17,038)	(15,570)	(1,468)
Other investments, net	(566)	(230)	(336)
Net cash used in investing activities	(18,952)	(17,560)	(1,392)

Financing activities
Proceeds from revolving line of credit	228,400	256,079	(27,679)
Payments on revolving line of credit	(365,500)	(376,895)	11,395
Payments on term loan under credit facility	(6,250)	—	(6,250)
Proceeds from asset-backed financing	208,600	151,200	57,400
Payments on asset-backed financing	(138,000)	(51,100)	(86,900)
Payments on term facility	—	(2,313)	2,313
Proceeds from short-term borrowings and current portion of long-term debt	14	3,011	(2,997)
Payments on short-term borrowings and current portion of long-term debt	(1,561)	(1,223)	(338)
Payments of deferred and contingent acquisition consideration	—	(551)	551
Proceeds from stock issued under share-based compensation plans	8,773	5,896	2,877
Payments of cash dividends	(42,334)	(39,073)	(3,261)
Repurchases of common stock	(16,304)	(50,549)	34,245
Net cash used in financing activities	(124,162)	(105,518)	(18,644)
Effect of exchange rate changes on cash and cash equivalents	(894)	754	(1,648)
Change in cash and cash equivalents	1,434	(19,121)	20,555
Cash and cash equivalents at beginning of period	66,540	45,591	20,949
Cash and cash equivalents at end of period	$67,974	$26,470	$41,504

ADDENDUM

Base Business

When calculating our base business results, we exclude sales centers that are acquired, opened in new markets or closed for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
We have not provided separate base business income statements within this press release as our base business results for the three months ended March 31, 2024 closely approximated our consolidated results, and acquisitions and sales centers excluded from base business contributed less than 1% to the change in net sales.

The table below summarizes the changes in our sales center count in the first three months of 2024.

December 31, 2023	439
Acquired location	1
New locations	3
Consolidated location	(1)
March 31, 2024	442

Reconciliation of Non-GAAP Financial Measures

The non-GAAP measures described below should be considered in the context of all of our other disclosures in this press release.

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments and equity in earnings or loss of unconsolidated investments.  Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

We have included Adjusted EBITDA as a supplemental disclosure because management uses it to monitor our performance, and we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.
The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended
(in thousands)	March 31,
	2024	2023
Net income	$78,885	$101,699
Add:
Interest and other non-operating expenses	13,419	15,835
Provision for income taxes	16,473	28,273
Share-based compensation	5,328	4,923
Equity in earnings of unconsolidated investments, net	(57)	(36)
Depreciation	8,661	7,632
Amortization (1)	1,933	1,948
Adjusted EBITDA	$124,642	$160,274
(1)Excludes amortization of deferred financing costs of $155 and $187 for the three months ended March 31, 2024 and March 31, 2023, respectively. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Diluted EPS

We have included adjusted diluted EPS, a non-GAAP financial measure, in this press release as a supplemental disclosure, because we believe this measure is useful to management, investors and others in assessing our period-to-period operating performance.

Adjusted diluted EPS is a key measure used by management to demonstrate the impact of tax benefits from ASU 2016-09 on our diluted EPS and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe this measure should be considered in addition to, not as a substitute for, diluted EPS presented in accordance with GAAP, and in the context of our other disclosures in this press release. Other companies may calculate this non-GAAP financial measure differently than we do, which may limit its usefulness as a comparative measure.
The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Three Months Ended
	March 31,
	2024	2023
Diluted EPS	$2.04	$2.58
ASU 2016-09 tax benefit	(0.19)	(0.12)
Adjusted diluted EPS	$1.85	$2.46